Exhibit 3.8

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

HENRY COUNTY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Henry County Bancshares, Inc. (the “Corporation”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its articles of incorporation, as amended.

1. The name of the Corporation is Henry County Bancshares, Inc.

2. The Board of Directors of the Corporation on November 13, 2008, unanimously adopted a resolution deleting in its entirety Article V of the Articles of Incorporation, including all subsequent amendments thereto, and substituting the following new Article V to read as follows:

“V.

(a) The total number of shares of capital stock which the Corporation is authorized to issue is forty million (40,000,000) shares, divided into thirty million (30,000,000) shares of common stock, $2.50 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (“Preferred Stock”).

(b) The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

(v) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(vi) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vii) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(viii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix) Any other relative rights, preferences and limitations of that series.”

3. This Amendment was approved by the shareholders of the Corporation by a majority vote at the Special Meeting of the shareholders of the Corporation on March 6, 2009 and in accordance with O.C.G.A. § 14-2-1003.

4. This Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

[SIGNATURE APPEARS ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, Henry County Bancshares, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

HENRY COUNTY BANCSHARES, INC.

By:	/s/ William C. Strom
Title:	Secretary

[CORPORATE SEAL]